July 5, 2012

VIA E-MAIL and HAND DELIVERY

Albert Hidalgo

1336 Central Avenue

Indianapolis, IN 46202

Re:	Severance Agreement and Release of All Claims

Dear Albert:

In a letter dated July 3, 2012 you have indicated that you intend to resign from your position as Vice President, Business Development and Marketing of Bioanalytical Systems, Inc. ("BASi" or "Company"). Your letter states that you believe you have "good reason" to resign pursuant to section 4.1 of your employment agreement, requests 45 days of severance pay, and states that your departure from the company will take place on July 6, 2012.

As you know, section 4.1 of your employment agreement requires you to give thirty days' written notice of a material breach of your agreement and, in certain circumstances, give the Company thirty days to then rectify the situation. Your resignation letter does not describe any circumstances that would constitute a material breach of your employment agreement, as evidenced by your failure to cite any particular provision of your agreement that you believe to have been breached. Moreover, your announced departure date of July 6 does not satisfy the requirement of thirty days' notice contained in section 4.1. As a result, BASi does not believe you are entitled to any severance benefits or salary continuation under section 4.1 of your agreement.

Notwithstanding that fact, BASi is prepared to offer you a severance package with the terms detailed below. Although you will have the full time period spelled out in paragraph 16 below to consider this Agreement, your employment will end effective July 6, 2012, as you previously announced. Thereafter, you will not be entitled to any additional compensation or to participate in any of BASi's benefit plans (except as otherwise specifically provided herein) from BASi other than what may be agreed to by the parties in the Agreement below.

Even if you do not sign this Agreement, BASi will (a) pay you at your normal weekly salary through July 6, 2012; (b) pay you for any accrued but unused vacation days in accordance with Company policy; and (c) reimburse you for previously incurred but unreimbursed business expenses in accordance with Company policy. Unless you notify BASi of a different bank account, your final pay will be deposited in the bank account that you have previously designated for direct deposit. Similarly, even if you do not sign this Agreement, you will be offered benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as modified below.

A.	Terms.

1.	Definitions. The terms “you” and “your” and “Hidalgo” mean Albert F. Hidalgo, Jr., and anyone who has or obtains any legal right or claims through him. “BASi” and “Company” mean Bioanalytical Systems, Inc. and include its past and present officers, directors, employees, agents, related corporations and entities, affiliates, principals, insurers, shareholders, attorneys, trustees, subsidiaries, predecessors, successors and assigns, any and all employee benefit plans (and any fiduciary of such plans) sponsored by BASi. “Agreement” means this letter agreement which contains the terms of the severance package and which includes a release of all claims arising out of Hidalgo's employment relationship with BASi and the termination of the employment relationship. “The Parties” means Hidalgo and BASi.

2.	Resignation. Pursuant to this Agreement and his resignation letter of July 3, 2012, Hidalgo will be deemed to have resigned his employment with BASi effective July 6, 2012.

3.	Payments and Benefits to be Provided to Hidalgo. In exchange for and in consideration of Hidalgo's agreement to release all claims against BASi as described in paragraph 4 and in consideration of the other promises contained in this Agreement, BASi agrees as follows:

a.	BASi agrees to pay you a severance benefit in the form of salary continuation through the payroll period ending July 31, 2012 ("Severance Period"), in the amount of $10,487.34 per month. Unless you notify BASi’s payroll department of a different bank account, this amount will be deposited in the bank account that you have previously designated for direct deposit;

b.	Additionally, you will be covered on our medical insurance plan through July 31, 2012. After the period referenced in paragraph 3(b) ends, you will have the option of continuing to participate in BASi’s group health care program pursuant to COBRA for any remaining period of COBRA continuation coverage to the extent required under COBRA, but you will be responsible for the entire premium.

c.	Hidalgo agrees that all of his stock options, including vested and unvested stock options, shall be irrevocably terminated and of no further effect as of the date hereof. Hidalgo further agrees that he will not be eligible for any bonuses, commissions, or other incentive compensation paid by BASi following his termination date.

4.	Claims released by Hidalgo. By signing this Agreement, Hidalgo unconditionally and fully releases and forever discharges BASi from (a) any and all possible claims, known or unknown, arising out of or from his employment with BASi under any and all possible legal, equitable, tort, contract or statutory theories, including but not limited to any claims for constructive or wrongful discharge or breach of contract, except for any claims relating to accrued and vested rights under a retirement plan; (b) any and all claims arising on or before the date Hidalgo signs this Agreement, including but not limited to any charges, claims, demands or actions under Title VII of the Civil Rights Act of 1964 and the Equal Pay Act, 42 U.S.C. § 2000e et seq., Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Indiana Civil Rights Law, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the United States Constitution, the Indiana Constitution, any and all amendments to said statutes, and any other federal, state or local statute or law, ordinance or regulation, dealing in any way with employment or employment-related benefits and all claims for costs and attorneys’ fees; and (c) all claims Hidalgo may have against BASi arising out of Hidalgo's employment and/or termination of employment with BASi, including any claims arising out of his Employment Agreement dated December 1, 2008, as amended by his Amended and Restated Employment Agreement effective February 1, 2010 and Addendum B thereto (collectively referred to as "Employment Agreement" hereinafter). Hidalgo agrees and understands that any claims he may have under the aforementioned laws, statutes or any other federal, state or local law, ordinance, rule or regulation are effectively waived by this Agreement. Hidalgo understands that the signing of this Agreement prevents him from making any further claims against BASi in connection with his employment and the termination of his employment with the BASi. Hidalgo agrees to give up, release and waive all claims against BASi and not to bring any lawsuits against BASi relating to the claims he has given up, released and waived, nor will he allow any suit to be brought on his behalf.

5.	No Admission of Liability; Waiver. This Agreement shall not in any way be construed as an admission by BASi that it has acted wrongfully with respect to Hidalgo or any other person, or that Hidalgo has any rights whatsoever against BASi. Hidalgo waives any right or claim of reinstatement to employment with BASi and agrees not to seek further employment with BASi. If Hidalgo does seek employment with BASi, BASi is under no obligation to consider him for employment.

6.	Acknowledgement. Hidalgo acknowledges that he is not entitled to any of the payments and benefits listed in paragraph 3(a)-(b) of this Agreement unless he signs this Agreement and does not revoke it within the revocation period stated in paragraph 16 below.

7.	Non-Disparagement. In consideration of the promises made in this Agreement, Hidalgo and BASi each agrees not to make any false, negative or disparaging remarks or comments to any person and/or entity about the other party to this Agreement, nor shall Hidalgo or BASi make any statement that may subject the other party to potential embarrassment, humiliation or any other negative consequence. In addition, Hidalgo agrees that he shall not make any public statement, including but not limited to, any statement to the media or to BASi employees, regarding the termination of his employment with BASi.

8.	Consultation with Attorney. Hidalgo agrees that he has read this Agreement and the releases contained herein, that he understands all of the terms hereof, that he has not been coerced, threatened or intimidated into signing this Agreement, and that he executes this Agreement voluntarily and with full knowledge of its meaning and consequences and that he has had sufficient opportunity to consult with his attorney regarding this Agreement. Hidalgo further acknowledges that BASi hereby advises him that he should consult with an attorney before executing this Agreement.

9.	Violation of Agreement and Severability. Hidalgo agrees that if he breaches any obligation set forth in this Agreement, BASi shall cease all payments to him, as described in this Agreement, and it shall also cease providing all benefits to him, as described in this Agreement. Hidalgo also understands and agrees that in the event that this Agreement is ever held to be invalid or unenforceable, in whole or in part, as to any particular type of claim or charge or as to any particular circumstances, this Agreement shall remain fully valid and enforceable as to all other claims, charges and circumstances.

10.	Confidentiality and Non-Solicitation. Hidalgo agrees and understands that he remains subject to the Confidentiality and Non-Solicitation obligations stated in Sections 3.1 and 3.3 of his Employment Agreement dated August 18, 2010.

11.	Hidalgo's Representations. Hidalgo represents and warrants that in the making and execution of this Agreement, he is not relying on any representation, statement, or assertion of fact or opinion made by any agent, attorney, employee, or representative of the persons, parties, or corporations being released herein, and he hereby waives any right to rely upon all prior agreements and/or oral representations made by any agent, attorney, employee, or representative of such persons, parties, or corporations even though made for the purpose of inducing him to enter into this Agreement.

12.	Return of BASi’s Property. Hidalgo hereby represents and warrants that he has returned to BASi all of BASi’s property that was in his possession or control. This includes, but is not limited to, keys, credit cards, phone cards, cellular telephones, pages, directories, computer hardware and software, books, documents, memoranda, and all other records, and copies thereof.

13.	Cooperation and Transition Assistance. Hidalgo agrees that he will be available to provide reasonable assistance to BASi with transitional matters relating to his former duties with BASi, without additional compensation, for the Severance Period discussed in paragraph 3(a), above.

14.	Miscellaneous. The Parties agree that this Agreement is deemed made and entered into in the State of Indiana and in all respects shall be interpreted, enforced and governed under the laws of the State of Indiana, unless otherwise preempted by federal law. Jurisdiction and venue for litigation of any dispute, controversy, or claim arising out of or in connection with this Agreement shall lie exclusively in the federal or state courts in Tippecanoe County, Indiana, and the Parties hereby consent to service of process from said courts. This Agreement shall inure to the benefit of and may be enforced by, and shall be binding on The Parties and their heirs, executors, administrators, personal representatives, assigns, and successors in interest. The language of all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning, and not strictly for or against the drafter.

15.	Disclosures by Hidalgo. As a condition precedent to his eligibility for the severance benefits described in paragraph 3(a)-(b) above, Hidalgo affirms and attests that he has disclosed during the course of his employment all employment and other agreements he has signed on behalf of BASi in his capacity as Vice President, Business Development and Marketing, to appropriate Company officials.

16.	Time to Consider this Agreement. Hidalgo understands that he has twenty-one (21) days from the date of delivery of this Agreement to consider the terms of this Agreement. Hidalgo understands that he may sign this Agreement at any time during the twenty-one (21) day period. Hidalgo understands that he may revoke this Agreement if he so chooses until seven (7) days after the date of execution. Hidalgo further understands that this Agreement will not become effective or enforceable and that BASi’s obligations in paragraph 3 of this Agreement to make payments and provide benefits will not become effective or enforceable until seven (7) days from the date of Hidalgo execution of this Agreement and provided that the Agreement is not revoked during such seven day period ("Release Effective Date").

Sincerely,

Bioanalytical Systems, Inc.

Lina Reeves-Kerner

Sr. Vice President, Human Resources

My signature below represents my unconditional acceptance of all terms and conditions contained in this Agreement.

Albert F. Hidalgo, Jr.	Date